Exhibit 5.01
[Letterhead of Thompson Hine LLP]

July 31, 2015

Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

Palatin Technologies, Inc. (the “Company”) is filing with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders of 18,631,642 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), including 16,438,356 shares of Common Stock (the “Series E 2015 Warrant Shares”) and 1,643,836 shares of Common Stock (the “Series F 2015 Warrant Shares”) held by the selling stockholders and issuable on exercise of outstanding Series E 2015 warrants and Series F 2015 warrants, respectively, all of which were issued to the selling stockholders pursuant to that certain securities purchase agreement by and among the Company and certain selling stockholders (the “Purchase Agreement”) and accompanying warrant agreements (collectively, the “2015 Warrant Agreements”) in connection with a private placement that closed on July 2, 2015, and 549,450 shares of Common Stock (the “Series G 2015 Warrant Shares” and together with the Series E 2015 Warrant Shares and the Series F 2015 Warrant Shares, the “Warrant Shares”) issuable on exercise of outstanding Series G 2015 warrants, which were issued to the selling stockholders pursuant to that certain venture loan and security agreement by and among the Company and certain selling stockholders (the “Venture Loan Agreement”) and accompanying warrant agreements (collectively, the “Series G 2015 Warrant Agreements” and together with the Purchase Agreement, the 2015 Warrant Agreements and the Venture Loan Agreement, the “Warrant Documentation”) in connection with the Company’s venture debt financing that closed on July 2, 2015.  The offering of the Warrant Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares.  This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Registration Statement, the Prospectus and such other records, instruments and documents as we have deemed advisable in order to render such opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that the Warrant Shares to be offered by the selling stockholders are duly authorized and, when issued pursuant to the Registration Statement and in compliance with the terms and conditions of the Warrant Documentation, paid for, and delivered by the Company, will be validly issued, fully paid and nonassessable.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or the Warrant Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, Warrant Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus as counsel for the Company who has opined as to the legality of the Warrant Shares that are the subject of the Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit 5.01 thereto.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP